                                                                Exhibit 99.1
For Immediate Release
---------------------
April 6, 2006


            NORDSTROM MARCH SAME-STORE SALES INCREASE 4.3 PERCENT

    SEATTLE - April 6, 2006 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $703.1 million for the five-week period ending April 1, 2006, an increase of 7.0 percent compared to sales of $657.4 million for the five-week period ending April 2, 2005. Same-store sales increased 4.3 percent.

    Preliminary quarter-to-date sales of $1.20 billion increased 7.1 percent compared to sales of $1.12 billion in 2005. Quarter-to-date same-store sales increased 4.5 percent.

SALES RECORDING

    To hear Nordstrom's prerecorded March sales message, please dial (402) 220-6036. This recording will be available for one week.

SALES SUMMARY                             Total Sales                 Same-store Sales
                                          -----------                 ----------------
(unaudited; $ in millions)     Fiscal     Fiscal     Percent      Total	   Full-line   Rack
                               2006        2005      Increase     Retail    Stores     Stores
                              ------      ------     --------     ------   ---------   ------
March                         $703.1      $657.4       7.0%        4.3%      3.1%      10.6%
Quarter-to-date             $1,202.2    $1,122.7       7.1%        4.5%	     3.2%      10.4%

Number of stores
   Full-line                               99           95
   Rack and other                          57           56
   International Faconnable boutiques 	   33           31
   Total                                  189          182
Gross square footage               20,214,000   19,550,000

EXPANSION UPDATE

    On March 10, 2006, the company opened a full-line store at The Gardens Mall in Palm Beach Gardens, Fla.

FUTURE REPORTING DATES

Nordstrom's financial release calendar for the next several months is currently planned as follows:

            April Sales Release           Thurs., May 4, 2006
            First Quarter Earnings        Thurs., May 18, 2006
            May Sales Release             Thurs., June 1, 2006
            June Sales Release            Thurs., July 6, 2006

    Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 156 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 99 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and two clearance stores. Nordstrom also operates 33 international Faconnable boutiques in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

Investor Contact:                            Media Contact:
RJ Jones, 206-303-3007                       Deniz Anders, 206-373-3038